Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED

Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422

conyers.com

12 July 2021

Matter No.: 354198 +1 441 299 4968 jennifer.panchaud@conyers.com

RenaissanceRe Holdings Ltd.

12 Crow Lane

Pembroke, HM 19

Bermuda

Dear Sirs

Re: RenaissanceRe Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the offer and sale by the Company of up to 20,000,000 depositary shares (the “Depositary Shares”) evidenced by depositary receipts issued by Computershare Inc. and Computershare Trust Company N.A. as depositary, with each Depositary Share representing a 1/1000th interest in the 4.20% Series G Preference Shares of par value US$1.00 each issued by the Company (the “Shares”), of which 20,000 Shares (represented by 20,000,000 Depository Shares) are being offered by the Company pursuant to an Underwriting Agreement dated 7 July 2021, among the Company, Wells Fargo Securities, LLC, BofA Securities, LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, and UBS Securities LLC as representatives of themselves and the underwriters named therein (the “Underwriting Agreement”). The Shares will be issued and sold pursuant to the prospectus supplement dated 7 July 2021 (the “Prospectus Supplement”), supplementing the prospectus dated 5 August 2020 (the “Base Prospectus”) that forms part of the Registration Statement (No. 333-231720) of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) each as filed with the U.S Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Prospectus, Registration Statement, the Underwriting Agreement and a Deposit Agreement dated 12 July 2021 between the Company, Computershare Inc. and Computershare Trust Company N.A.. We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 12 July 2021;

1.2.

copies of minutes of meetings of its directors held on 1 May 2002, 14-15 May 2019 and 5 February 2021, and minutes of a meeting of its offerings committee of the board of directors of the Company held on 5 July 2021 and a written officer confirmation dated 12 July 2021 (together, the “Resolutions”) each certified by the Assistant Secretary of the Company on 12 July 2021; and

1.3.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.7.	that upon issue of any Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.8.	that on the date of issuance of the Shares, the Company will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

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3.3.	This opinion is issued solely for the purposes of the filing of the Prospectus and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda)

4.2.

When issued and paid for as contemplated by the Prospectus, the Shares (as represented by the Depositary Shares) will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Certain Tax Considerations” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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